UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 19, 2015

FIRST ASIA HOLDINGS LIMITED

 (Exact name of registrant as specified in its charter)

Canada (State of Incorporation)	000-30801 (Commission File No.)	N/A (IRS Employer Identification No.)

Suite 823-825, 8/F Ocean Center, Harbour City, 5 Canton Road Tsim Sha Tsui Kowloon, Hong Kong
(Address of principal executive offices)

Registrant’s Telephone Number, including area code:  852-31523168

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01  OTHER EVENTS

On October 19, 2015, Mr. Sun Cheuk Pak acquired a sixty percent (60%) controlling interest in each of six (6) separate entities which are existing shareholders of the Registrant.  The entities in which Mr. Sun acquired a controlling interest together own an aggregate of 35,835,000 shares of the common stock of the Registrant.   As a result of his acquisition of a controlling interest in these six (6) entities, Mr. Sun may be deemed to be the beneficial owner of the 35,835,000 shares of common stock of the Registrant owned by such entities, representing approximately 40.5% of the Registrant’s  issued and outstanding common stock.

The shareholder entities in which Mr. Sun acquired a controlling interest, the number of shares of the Registrant owned by each such entity, and the corresponding beneficial ownership percentage in the Registrant represented by control of such entities are as follows:

Name of Shareholder	Share Ownership in Registrant	Beneficial Ownership Percentage
First Asia Strategy Limited	18,435,000	20.84%
Huge Team Investments Limited	13,000,000	14.70%
Marmaduke Assets Management Limited	1,100,000	1.24%
Jennipher Investments Inc.	1,100,000	1.24%
Ganarow Investments Limited	1,100,000	1.24%
Top Bloom Investments Limited	1,100,000	1.24%
TOTALS	35,835,000	40.5%

The aggregate consideration paid by Mr. Sun for acquisition of a 60% controlling interest in each of the named shareholder entities was approximately US$5,000,000.

The transaction did not represent a change of control of Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ASIA HOLDINGS LIMITED

Date: October 21, 2015

/s/Luk Lia Ching Kimmy

By: Ms Luk Lai Ching Kimmy, Director

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